EXHIBIT 10.16

AMENDMENT TO LEASE

Dated September 1, 2001

This amendment to Lease is entered into this 1st day of September 2001, by and between Ekwill Street, LP a California limited partnership, hereinafter referred to as “Landlord,” and McGhan Medical Corporation, hereinafter referred to as “Tenant.”

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated July 1, 1985, as amended, for the premises commonly known as 5511, 5531, 5551 and 5571 Ekwill Street, Santa Barbara, California.

WHEREAS, the parties desire to amend said lease as follows:

1.                                       Articles 2, Term:  The term of the above referenced lease is amended as follows:

The lease term for the building containing 11,200 SF commonly known as 5551 Ekwill Street is hereby extended for eighteen (18) months.  The lease termination date is hereby changed to December 31, 2003.  All the lease termination dates pertaining to 5511, 5531 and 5571 Ekwill Street will remain as specified in the Amendments to Lease dated December 15, 1999 and May 1, 2001.

2.                                       Articles 10 and 11, Insurance and Taxes:  Tenant shall continue to pay all of the costs associated with property and casualty insurance and property taxes to September 1, 2001. From September 1, 2001 to January 1, 2002, Tenant shall pay 75% of the above referenced costs. From January 1, 2002 to July 1, 2002, tenant shall pay 50% of the above referenced costs. From July 1, 2002 to January 1, 2004, tenant shall pay 25% of the above referenced costs.

3.                                       Articles 3.1 and 3.2, Minimum Monthly Rent and Rental Adjustment:

A.                                   From July 1, 2001 to September 1, 2001, the minimum monthly base rent will be fifty-eight thousand ninety four and 68/100 dollars ($58,094.68) per month plus a rent increase calculated as specified in Article 3.2 of the above referenced lease as amended;

B.                                     From September 1, 2001 to January 1, 2002, the minimum monthly base rent will be forty-three thousand five hundred seventy one and 01/100 dollars ($43,571.01);

C.                                     From January 1, 2002 to July 1, 2002, the minimum monthly base rent will be twenty-nine thousand forty-seven and 34/100 dollars ($29,047.34); and

D.                                    From July 1, 2002 to July 1, 2003, the minimum monthly base rent will be fifteen thousand six hundred eighty dollars ($15,680.00). From July 1, 2003 to January 1, 2004, a rent increase calculated as specified in Article 3.2 of the above referenced lease, as amended, shall be applied to the minimum monthly base rent.

4.                                       Prior to vacating the individual buildings comprising the leased premises, Tenant will complete the work described in exhibit “A” attached hereto and included by reference.  Tenants failure to complete the work on or before the times described shall constitute a material default under the lease and upon any such default, Landlord is entitled to (A) terminate the lease (B) recover as damages the costs incurred by Landlord in causing such work to be completed. The obligation of the Tenant hereunder shall survive the termination of the lease.

5.                                       Item one (1) of Exhibit “A” of the Amendment to Lease dated December 15, 1999 will be deleted as it pertains to 5571 Ekwill only.  Tenant will leave the interior of 5571 Ekwill in broom clean condition with its current wall partitions and clean room facility left in place.

EXCEPT as set forth in this Amendment to Lease, all provisions of the original Lease Agreement and subsequent Lease Amendments will remain unchanged and in full force and effect, and the parties hereby ratify and confirm said lease as so amended, and agree to be bound by its terms.

LANDLORD:		TENANT:
Ekwill Street, LP		McGhan Medical Corporation
a California limited partnership

By	/s/ James P. Knell	By	/s/ Nicholas Teti
	James P. Knell, General Partner		Nicholas Teti, President and CEO

Dated:	September 1, 2001	Dated	Nov. 2, 2001

EXHIBIT “A”

McGhan Medical Corporation (“Tenant”) is responsible to perform the work and pay all the costs associated with the following upon vacating the Property.  Tenant will complete the work described below (A) not later than August 31, 2001 with respect to the building known as 5571 Ekwill; (B) not later than December 31, 2001 with respect to the building known as 5531 Ekwill; (C) not later than June 30, 2002 with respect to the building known as 5511 Ekwill (D) and not later than December 31, 2003 with respect to the building known as 5551 Ekwill.  All the above referenced buildings hereinafter shall be known as the “Property”.

1.             Remove all temporary walls and partitions constructed at any time during the life of the lease;

2.             Repair, resurface and stripe the entire parking lot per the previously agreed to specifications;

3.                                       Tear off and replace the roof covering the manufacturing building located at 5551 Ekwill per the previously agreed to specifications;

4.                                       Maintain the landscaping for the Property during the two-year period ending 6 30-2002. Ekwill Street, LP (“Landlord”) will contribute towards the cost during the second year (2) on a pro-rata basis, based upon the ratio between the original square footage of the leased premises and the square footage of the area being leased  by the Tenant during the second year. Landlord will contract with and pay for the landscaper to maintain the landscaping at the Property from July 1, 2002 forward and Tenant will reimburse Landlord for 25% of the costs relating to the landscaping from July 1, 2002 to January 1, 2004.

5.                                       Upon vacating the Property, leave the interior of the premises in broom clean condition and clean all of the windows.

6.                                       Landlord will hire a professional engineering company to perform all of the required procedures involved in Phase II Environmental testing.  If the tests show no contamination resulting from the Tenant’s business practices, than Landlord will pay for the testing.  If any contamination  is found, Tenant will pay for the tests and all costs associated with the clean up of the contamination.

7.                                       Any and all additions to the Property, whether attached to the buildings or free standing, (fences, additions, storage, signage...), shall be removed and all damage associated with the removal shall be repaired.

8.                                       Upon move out, each of the four (4) buildings will contain four (4) operational entry doors and four (4) fully functioning roll-up doors.  The entry doors shall be constructed in the same fashion as those on site during the October 1999 inspection.  The roll up doors will be constructed in the same fashion as those on site during the October 1999 inspection.

9.                                       All work must by performed by a licensed, bonded and insured contractor.  Tenant will obtain all lien releases upon completion of the required construction .  All costs relating to the above-described work, unless specified to the contrary, are the sole responsibility of Tenant.  Tenant agrees to fully indemnify Landlord and all of its affiliates, against any and all issues that arise from the work performed as a result of the move-out.

LANDLORD:		TENANT:
Ekwill Street, LP		McGhan Medical Corporation
a California limited partnership

By	/s/ James P. Knell	By	/s/ Nicholas Teti
	James P. Knell, General Partner		Nicholas Teti, President and CEO

Dated	September 1, 2001	Dated	Nov. 2, 2001